EXHIBIT 23.1

KPMG  LLP
Chartered  Accountants
Box  10426  777  Dunsmuir  Street
Vancouver,  BC  V7Y  1K3
Canada

CONSENT  OF  INDEPENDENT  AUDITORS

The  Board  of  Directors
Genesis  Bioventures,  Inc.

We consent to the incorporation by reference in the registration statements (no. 333-100606, 333-100267 and 333-81130) on Form S-B of Genesis Bioventures, Inc. of our report dated April 4, 2003, with respect to the consolidated balance sheets of Genesis Bioventures, Inc as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2002 and 2001 and cumulative for the period from September 19, 1994 (inception) to December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-KSB/A of Genesis Bioventures, Inc.

Our report dated April 4, 2003 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Chartered  Accountants
--------------------------------
KPMG  LLP
Vancouver,  Canada
April  17,  2003


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